Exhibit 99.1

Investor Relations inquiries:	News Media inquiries:
Justin Schoenberg	Keoni Wagner
Matson, Inc.	Matson, Inc.
510.628.4234	510.628.4534
jschoenberg@matson.com	kwagner@matson.com

FOR IMMEDIATE RELEASE

MATSON ANNOUNCES ADDITION OF 3 MILLION SHARES TO EXISTING SHARE REPURCHASE PROGRAM

HONOLULU, Hawaii (February 27, 2025) – The Board of Directors of Matson, Inc. (NYSE: MATX), a leading U.S. carrier in the Pacific, approved adding three million shares to the existing twelve million share repurchase program and extending the program to December 31, 2027. As of February 26, 2025, the existing share repurchase program had 0.5 million shares remaining.

“We are pleased to announce an additional three million shares to our existing share repurchase program,” said Matt Cox, Matson’s Chairman and Chief Executive Officer. “Since we commenced our share repurchase program in August 2021, we have repurchased 11.5 million shares for approximately $1.0 billion. Going forward, we will continue to be both disciplined and opportunistic in our capital allocation, and we remain committed to returning excess cash to shareholders to create additional shareholder value over the long-term.”

Shares will be repurchased in the open market from time to time at the Company’s discretion, based on ongoing assessments of the capital needs of the business, the market price of its common shares and general market conditions. The Company may enter into Rule 10b5-1 plans to facilitate purchases under the program. The repurchase program may be suspended or discontinued at any time.

About the Company

Founded in 1882, Matson (NYSE: MATX) is a leading provider of ocean transportation and logistics services. Matson provides a vital lifeline of ocean freight transportation services to the domestic non-contiguous economies of Hawaii, Alaska, and Guam, and to other island economies in Micronesia. Matson also operates premium, expedited services from China to Long Beach, California, provides service to Okinawa, Japan and various islands in the South Pacific, and operates an international export service from ports in Alaska to Asia. The Company's fleet of owned and chartered vessels includes containerships, combination container and roll-on/roll-off ships and custom-designed barges. Matson Logistics, established in 1987, extends the geographic reach of Matson’s transportation network throughout North America and Asia. Its integrated, asset-light logistics services include rail intermodal, highway brokerage, warehousing, freight consolidation, supply chain management, and freight forwarding to Alaska. Additional information about the Company is available at www.matson.com.

Forward Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to, statements about capital allocation plans and the timing, manner and volume of repurchases of common shares pursuant to the repurchase program. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.